Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
October 21, 2021	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
Vacasa, Inc.	Frankfurt	San Francisco
850 NW 13th Avenue	Hamburg	Seoul
Portland, Oregon 97209	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re: Vacasa, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Vacasa, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 216,505,593 shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”), that will be outstanding immediately following the closing of the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of July 28, 2021, by and among the Company, TPG Pace Solutions Corp. and the other parties thereto (the “Business Combination Agreement”) (the shares described in this clause (i), the “Initial Shares”), (ii) 220,138,045 shares of Class A Common Stock that will be issuable to the holders of common units (“OpCo Units” and, such holders, the “OpCo Unitholders”) of Vacasa Holdings, LLC, a Delaware limited liability company (“Vacasa Holdings”), upon the exchange by such OpCo Unitholders of an equivalent number of OpCo Units, together with a corresponding number of shares of the Company’s Class B common stock, par value $0.00001 per share (“Class B Common Stock”), which OpCo Units and shares of Class B Common Stock will be issued pursuant to the transactions contemplated by the Business Combination Agreement (the shares described in this clause (ii), the “OpCo Unitholder Shares”), (iii) 5,154,732 shares of Class A Common Stock that will be issuable upon the exercise of stock appreciation rights (“SARs”) into which the unit appreciation rights outstanding under the 2016 Equity Compensation Incentive Plan of Vacasa Holdings (the “Vacasa Holdings Equity Plan”) will be converted pursuant to the Business Combination Agreement (the shares described in this clause (iii), the “SAR Shares”), and (iv) 5,939,952 shares of Class A Common Stock that will be issuable upon the exercise of options (together with the SARs, the “Equity Awards”) into which the options outstanding under the 2014 Equity Incentive Plan, as amended, of Turnkey Vacation Rentals, Inc. (the “TK Newco Equity Plan”) will be converted pursuant to the Business Combination Agreement (the shares described in this clause (iv), together with the SAR Shares, the “Equity Award Shares”). The Initial Shares, the OpCo Unitholder Shares and the Equity Award Shares are collectively referred to herein as the “Shares.”

October 21, 2021

The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2021 (Registration No. 333-258739) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	When the Initial Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Company stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Business Combination Agreement, the issue and sale of the Initial Shares will have been duly authorized by all necessary corporate action of the Company, and the Initial Shares will be validly issued, fully paid and nonassessable.

2.	When the OpCo Unitholder Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable OpCo Unitholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings (as the same may be amended from time to time), such OpCo Unitholder Shares will have been duly authorized by all necessary corporate action of the Company, and such OpCo Unitholder Shares will be validly issued, fully paid and nonassessable.

3.	When the Equity Award Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable recipient, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Vacasa Holdings Equity Plan or the TK Newco Equity Plan, as the case may be, assuming in each case that the individual Equity Awards are duly exercised in accordance with the requirements of law and the Vacasa Holdings Equity Plan or the TK Newco Equity Plan, as the case may be (and, in each case, the agreements duly adopted thereunder and in accordance therewith), such Equity Award Shares will have been duly authorized by all necessary corporate action of the Company, and such Equity Award Shares will be validly issued, fully paid and nonassessable.

October 21, 2021

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP